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                                                              Exhibit 8(a)

                          [Heller Ehrman Letterhead]

                                August 28, 1998

Penederm Incorporated
320 Lakeside Drive, Suite A
Foster City, California 94404

Ladies and Gentlemen:

  You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of MLI Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Mylan Laboratories, Inc. ("Mylan"), with and into Penederm Incorporated ("Penederm"). Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Prospectus contained in Amendment No. 1 dated August 28, 1998, to the Registration Statement of Mylan on Form S-4 (Registration Statement No. 333-61959) (the "Registration Statement") filed with the Securities and Exchange Commission. We have acted as counsel to Penederm in connection with the Merger and have examined and relied upon the Merger Agreement dated June 24, 1998, among Merger Sub, Penederm and Mylan (the "Agreement"), the exhibits and attachments thereto, and the Registration Statement. In addition, we have relied upon the "Tax Certificates" from each of Penederm and Mylan confirming the accuracy of certain representations given in the Agreement. Our opinions are based upon the understanding that the material facts are as described in the Registration Statement, that the representations and warranties in the Agreement and the Tax Certificates are true, correct and complete, and that the Merger will be effected in accordance with the terms set forth in the Agreement. In rendering our opinions we have relied upon such documents and the foregoing representations without undertaking independently to verify the accuracy and completeness of the matters covered thereby.

  Based upon the foregoing, it is our opinion that:

1. The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

2. Each of Mylan, Penederm and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

3. By virtue of 1. and 2., above, for federal income tax purposes:

  a.No gain or loss will be recognized by Mylan, Penederm or Merger Sub as a result of the Merger;

  b. Shareholders of Penederm exchanging their shares of Penederm Common Stock solely for shares of Mylan Common Stock pursuant to the Merger will not recognize gain or loss, except to the extent of cash, if any, received in lieu of fractional shares of Mylan Common Stock;

  c. An exchanging Penederm shareholder will have the same aggregate tax basis in the Mylan stock received pursuant to the Merger (including any fractional shares of Mylan Common Stock deemed to have been received) as such shareholder had in the Penederm Common Stock surrendered in exchange therefor;

  d. The period for which a Penederm shareholder has held his or her Penederm Common Stock will be included in computing such shareholder's holding periods for the Mylan Common Stock received in the Merger, provided such shares of Penederm Common Stock were held as capital assets at the Effective Time;

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Penederm Incorporated                                                    Page 2
August 28, 1998

  e. The receipt of cash in lieu of a fractional share of Mylan Common Stock by a shareholder of Penederm will be treated as if the fractional share were distributed as part of the Merger and then redeemed by Mylan, and the cash payment will be treated as having been received as a distribution in full payment in exchange for the fractional share received and taxed as provided in Section 302(a) of the Code.

4. The statements under the caption "Certain Income Tax Consequences" in the Registration Statement, insofar as they constitute statements of United States federal income tax law or legal conclusions, accurately summarize the material United States income tax consequences of the Merger to a Penederm shareholder.

                                   * * * * *

  Our opinion is subject to certain assumptions and qualifications, and is based on the truth and accuracy of the representations of the parties in the Agreement and in the Tax Certificates, including representations related to the continued conduct of the historic business of Penederm.

  Our opinions are limited to the federal income tax consequences of the Merger and do not address the tax consequences of transactions effected prior to or after the Merger (whether or not in connection with the Merger), nor the effect of the Merger under the laws of the various state and local governments or under the laws of any other jurisdiction. Moreover, they do not address special rules which may be applicable to particular shareholders of Penederm, such as shareholders who acquired their shares pursuant to the exercise of statutory stock options, shareholders which are dealers or foreign persons, or shareholders who exercise dissenter's rights. We express no opinion regarding any tax aspect or ramification of the Merger apart from the opinions specifically set forth above.

  An opinion of counsel does not bind the Internal Revenue Service or preclude it or a court from taking a position contrary to the opinion. Our opinion represents merely our best judgment as to the likely outcome of the matters described above if litigated in an appropriate forum. This opinion is based upon the Code, the Treasury Regulations issued thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this opinion. All of such authority is subject to change, including retroactive change. We disclaim any obligation to advise of any developments in areas covered by this opinion that occur after the date of this opinion.

  This opinion is rendered in connection with the Agreement and has been delivered to you for the purposes of satisfying the requirements of Section 5.2(d) of the Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reliance on the opinion by stockholders of Penederm receiving Mylan stock in the Merger. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion may not be relied upon for any other purpose without our written consent.

                                          Very truly yours,

                                          /s/ Heller Ehrman White & McAuliffe

                                          Heller Ehrman White & McAuliffe